EXHIBIT 10.8(d)
INDUSTRIAL DISTRIBUTION GROUP, INC.
THIRD AMENDMENT TO
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
     This Third Amendment to the Industrial Distribution Group, Inc. Amended and Restated Employee Stock Purchase Plan (this “Amendment”) is made as of the 21st day of February, 2007, by Industrial Distribution Group, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company established the Industrial Distribution Group, Inc. Employee Stock Purchase Plan effective September 19, 1997, which was amended and restated on December 10, 1997, and further amended on March 23, 2001 and April 29, 2005 ( the “Plan”; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Plan);
     WHEREAS, the provisions of the Plan allow for outstanding awards under the Plan to be adjusted to reflect any increase or decrease in the number of issued and outstanding shares of common stock, $0.01 par value per share, of the Company resulting from a recapitalization, reclassification, stock split-up, stock dividend, combination of shares or similar transaction, but do not require that such awards be so modified;
     WHEREAS, Statement of Financial Accounting Standards No. 123 (revised 2004) published by the Financial Accounting Standards Board (“FAS 123R”) requires the recognition of incremental compensation cost in the event of a change in share-based payments under a plan, such as the Plan, if such change is not required by the terms of such plan; and
     WHEREAS, upon the recommendation of the Compensation Committee of the Board of Directors, the Board of Directors desires to modify the Plan to require that all outstanding awards under the Plan be adjusted in the event of a recapitalization, reclassification, stock split-up, stock dividend, combination of shares or similar transaction and thereby reduce the risk that FAS 123R will require the recognition of additional compensation costs.
     NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the Plan is amended as follows:
     1. Section 5.2 of the Plan is hereby deleted and replaced in its entirety by the following:
“5.2 ANTIDILUTION PROVISIONS. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or transaction having similar effect. Any such adjustment shall be made by the Compensation Committee acting with the consent of, and subject to the approval of, the Board.”
     2. This Amendment shall be effective as of the date set forth above. Except as hereby amended, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned does hereby execute this Amendment as of the date set forth above.

INDUSTRIAL DISTRIBUTION GROUP, INC.
By:	/s/ Jack P. Healey
	Name:	Jack P. Healey
	Title:	Executive Vice President and Chief Financial Officer